Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 7

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	10,000	1.7100	06/24/2026
Purchase of Common Stock	8,921	1.2235	07/01/2026
Purchase of Common Stock	16,350	1.2600	07/02/2026
Purchase of Common Stock	29,729	1.3020[1]	07/06/2026

Alpha Structured Finance LP

Purchase of Common Stock	9,983	1.2625[2]	07/02/2026

1 The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.3020. The range of purchase prices on the transaction date was $1.26 to $1.51 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

2 The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.2625. The range of purchase prices on the transaction date was $1.2625 to $1.2626 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.